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Saxon Mortgage Inc.
4880 Cox Road
Glen Allen, Virginia 23060
Telephone (804) 967-7400
Fax (804) 967-7863


March 16, 2004

Deutsche Bank
1761 East St. Andrew Place
Santa Ana, CA 92705-4934


Attn: Mr. Brent Hoyler

Annual Statement of Compliance
For
Trust Agreement, dated May 01,2003
Mortgage Loan Asset Backed Certificates, Series 2003-2

I, Joan M. Dolce, Hereby certify that I am duly elected as Vice President of Saxon Mortgage, Inc., a Virginia corporation ("Saxon") and further certify:

(1) I have reviewed the activities of the Master Servicer during the preceding calendar year or portion thereof and its performance under the Trust Agreement, and
(2) To the best of my knowledge, based in such review, the Master Servicer has performed and fulfilled its duties, responsibilities under the Trust Agreement in all material respects throughout such year, and
(3)(A) I have conducted an examination (based solely on information and written reports furnished by each Servicer to me) of the activities of each Servicer during the preceding calendar year and the performance of such Servicer under the related Servicing Agreement and,
(3)(B) I have examined each Servicer's Fidelity Bond and Errors and Omissions Policy and each such bond or policy is in effect and conforms to the requirements of the related Servicing Agreement, and
(3)(C) I have received from each Servicer such Servicer's annual audited financial statements and such other information as is required by the Guide, and
(3)(D) To the best of my knowledge, based on such examination, each Servicer has performed and fulfilled its, duties, responsibilities and obligations under its Servicing Agreement in all material respects throughout such year.



Sincerely,
/s/: Joan M. Dolce
Joan M. Dolce
Vice President